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Sub-Item 77C

At its annual meeting on January 30, 2003, The Italy Fund Inc., the Registrant, submitted its Form of Plan of Liquidation and Dissolution to a vote of shareholders. The vote tally is submitted below. The Registrant incorporates by reference its Form of Plan of Liquidation and Dissolution to Registrant's Proxy Statement dated January 30, 2003 filed on December 30, 2002 (Accession No. 0001133228-02-000289).

                     THE ITALY FUND INC.

                        PROXY BALLOT

                  MEETING OF SHAREHOLDERS

                      JANUARY 30, 2003

The undersigned, proxies for shareholders of The Italy Fund
Inc. (the Fund) entitled to vote an aggregate of 4,961,786 shares of the Fund at this meeting, hereby votes such shares as follows:

1.   On the proposal to liquidate and dissolve the Fund:

       Shares     Shares
       Voted      Voted      Shares     Broker
        For      Against    Abstainin  Non-votes
      Proposal   Proposal       g
       No. 1      No. 1

     2,847,301  99,638.99   22,233.19  1,511,606
        .251        0           3        .000

2. On the proposal to elect three directors to the Board of Directors of the Fund, each to hold office until his successor shall have been elected and qualified:


                       Shares Voted    Shares      Shares
     Name              For Election     Voted     Abstaini
                                       Against       ng
                                      Election

     R. Jay Gerken     3,824,451.266 656,328.16       0
                                          8
     Paul Hardin       4,428,022.465 52,756.969       0
     George Pavia      4,427,749.266 53,030.168       0